Exhibit 99.1

The Container Store Group, Inc. Announces Fourth Quarter and Full Fiscal 2020 Financial Results

Fourth quarter consolidated net sales of $314.7 million, up 30.4%, including $17.7 million from the 53rd week

Fourth quarter earnings per diluted share of $0.69 and adjusted earnings per diluted share* of $0.71,

compared to $0.26 in fourth quarter of fiscal 2019

Fiscal 2020 consolidated net sales of $990.1 million, up 8.1%

Fiscal 2020 earnings per diluted share of $1.17 and adjusted earnings per diluted share* of $1.24,

compared to $0.30 in fiscal 2019

Fiscal 2020 operating cash flow of $138.3 million and free cash flow* of $121.1 million

Coppell, TX — May 18, 2021 — The Container Store Group, Inc. (NYSE: TCS) (the “Company”), today announced financial results for the fourth quarter and fiscal year 2020 ended April 3, 2021. The fourth quarter and full fiscal year 2020 consisted of 14 weeks and 53 weeks, respectively.

For the fourth quarter of fiscal 2020:

●	Consolidated net sales were $314.7 million, an increase of 30.4% compared to the thirteen weeks ended March 28, 2020. The 53rd week contributed approximately $17.7 million in net sales.
o	Net sales in The Container Store retail business (“TCS”) were $294.2 million, up 31.3%, inclusive of a 41.6% increase in general merchandise categories and a 22.2% increase in Custom Closets.
o	Online sales increased 72.2% in the fourth quarter of fiscal 2020.
o	Elfa International AB (“Elfa”) third-party net sales were $20.5 million, up 18.8% compared to the fourth quarter of fiscal 2019; excluding the impact of foreign currency translation, Elfa third-party net sales were up 5.0%.
●	Consolidated net income increased 180.0% to $35.1 million compared to $12.5 million in the fourth quarter of fiscal 2019. Consolidated net income per diluted share (“EPS”) was $0.69 compared to $0.26 in the fourth quarter of fiscal 2019. The 53rd week contributed approximately $0.07 of incremental EPS in the fourth quarter of fiscal 2020.
●	Adjusted net income per diluted share (“Adjusted EPS”)* was $0.71, inclusive of approximately $0.07 of incremental Adjusted EPS* from the 53rd week, compared to $0.26 in the fourth quarter of fiscal 2019.
●	Adjusted EBITDA* increased 66.7% to $59.5 million in the fourth quarter of fiscal 2020 compared to $35.7 million in the fourth quarter of fiscal 2019. The 53rd week contributed approximately $5.3 million of incremental Adjusted EBITDA* in the fourth quarter of fiscal 2020.
●	Net cash provided by operating activities was $138.3 million in the fifty-three weeks ended April 3, 2021 compared to $30.7 million in the fifty-two weeks ended March 28, 2020.
●	Free cash flow* increased to $121.1 million compared to ($2.9) million in the fifty-two weeks ended March 28, 2020. In fiscal 2020, the Company utilized $78 million to pay down principal on its Senior Secured Term Loan.

Satish Malhotra, Chief Executive Officer commented, “I am very proud of our team’s accomplishments in fiscal 2020 underscored by outstanding fourth quarter performance driven by broad-based product and channel demand. I want to thank all of our teams for their hard work and dedication in driving these results despite the difficult environment created

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

by the COVID-19 pandemic this fiscal year. In addition, these results could not have been possible without the steady leadership and resolve of my predecessor, Melissa Reiff.”

Mr. Malhotra continued, “As we look to fiscal 2021 and the next chapter for The Container Store, we have developed our strategic priorities and supporting initiatives to make this great company the best version of itself. We will strive to deepen our relationship with our customers, expand our reach, and strengthen our capabilities through continuous improvement and by being an employer of choice. All while championing the enriching benefits of living an organized life. The addressable market is substantial and our solid foundation, combined with our focused strategic priorities, positions us well to capitalize on the many opportunities we see for our business and our brand.”

Fourth Quarter Fiscal 2020 Results

For the fourth quarter (fourteen weeks) ended April 3, 2021:

●	Consolidated net sales were $314.7 million, up 30.4% compared to the fourth quarter of fiscal 2019. TCS net sales were $294.2 million, an increase of 31.3% with other product categories up 41.6%, contributing 1,940 basis points of the increase, and Custom Closets up 22.2%, contributing 1,190 basis points of the increase. Our online sales increased 72.2% compared to the fourth quarter of fiscal 2019. Elfa third-party net sales were $20.5 million, up 18.8% compared to the fourth quarter of fiscal 2019. Excluding the impact of foreign currency translation, Elfa third-party net sales were up 5.0%. As a result of the impact of the COVID-19 pandemic on our Company’s stores in the fourth quarter of fiscal 2019 and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for the fourth quarter of fiscal 2020.

●	Consolidated gross margin was 59.3%, an increase of 30 basis points, compared to the fourth quarter of fiscal 2019. The increase in consolidated gross margin was driven by the realization of more intercompany profit on sales of elfa® product at TCS this year as compared to last year. TCS gross margin decreased 60 basis points to 57.1%, primarily due to increased shipping costs as a result of a higher mix of online sales and an unfavorable mix of lower margin product and service sales, partially offset by less promotional activity in the fourth quarter of fiscal 2020. Elfa gross margin decreased 70 basis points primarily due to higher direct material costs.
●	Consolidated selling, general and administrative expenses (“SG&A”) increased by 16.4% to $123.4 million in the fourth quarter of fiscal 2020 from $106.1 million in the fourth quarter of fiscal 2019. SG&A as a percentage of net sales decreased 480 basis points primarily due to leverage of occupancy and payroll costs on higher sales during the quarter.
●	Stock-based compensation increased to $2.8 million in the fourth quarter of fiscal 2020 from $0.5 million in the fourth quarter of fiscal 2019. The increase was primarily due to liability accounting for a portion of performance awards that were significantly impacted by increases in our stock price during fiscal 2020 combined with achievement of fiscal 2020 performance awards at the maximum level. The increase was additionally impacted by the acceleration of expense for awards made to certain executives under employment agreements whose service periods expired in the fourth quarter of fiscal 2020.
●	Pre-opening costs declined to $0.9 million in the fourth quarter of fiscal 2020 from $2.2 million in the fourth quarter of fiscal 2019 primarily due to $2.2 million of net costs associated with the opening of the second distribution center in the fourth quarter of fiscal 2019. The Company opened one new store in the fourth quarter of fiscal 2020 and did not open any stores in the fourth quarter of fiscal 2019.
●	Consolidated net interest expense decreased 29.6% to $3.7 million in the fourth quarter of fiscal 2020 from $5.3 million in the fourth quarter of fiscal 2019. The decrease is primarily due to a lower principal balance on the Senior Secured Term Loan Facility combined with lower interest rates.
●	The effective tax rate was 25.8% in the fourth quarter of fiscal 2020, as compared to 29.7% in the fourth quarter of fiscal 2019. The decrease in the effective tax rate is primarily due to the impact of discrete items on higher pre-tax income in the fourth quarter of fiscal 2020.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

●	Net income increased 180.0% to $35.1 million in the fourth quarter of fiscal 2020 compared to $12.5 million in the fourth quarter of fiscal 2019. EPS in the fourth quarter of fiscal 2020 was $0.69 compared to $0.26 in the fourth quarter of fiscal 2019. Adjusted net income* was $35.7 million, or $0.71 per diluted share, in the fourth quarter of fiscal 2020 compared to adjusted net income* of $12.5 million, or $0.26 per diluted share in the fourth quarter of fiscal 2019.
●	Adjusted EBITDA* increased 66.7% to $59.5 million in the fourth quarter of fiscal 2020 compared to $35.7 million in the fourth quarter of fiscal 2019, driven by higher consolidated net sales and a 480 basis point improvement in SG&A as a percentage of consolidated net sales as well as consolidated gross margin increase of 30 basis points.

For the year (fifty-three weeks) ended April 3, 2021:

●	Consolidated net sales were $990.1 million, up 8.1% as compared to fiscal 2019. Net sales at TCS were $923.1 million, up 8.3%, with other product categories up 10.4%, contributing 550 basis points of the increase, and Custom Closets up 5.9% contributing 280 points to the increase. Our online sales increased 109.5% compared to fiscal 2019. Elfa third-party net sales were $67.0 million, up 5.3% compared to fiscal 2019; however, excluding the impact of foreign currency translation, Elfa third-party net sales were down 2.2%. TCS and Elfa net sales were negatively impacted by COVID-19 during the first quarter of fiscal 2020. As a result of the impact of the COVID-19 pandemic on our Company’s stores and the Company’s policy of excluding extended store closures from its comparable sales calculation, the Company does not believe that comparable store sales is a meaningful metric to present for fiscal 2020.
●	Consolidated gross margin was 57.6%, a decrease of 60 basis points compared to fiscal 2019. TCS gross margin decreased 130 basis points to 56.1%, primarily due to increased shipping costs as a result of a higher mix of online sales, partially offset by a favorable mix of higher margin product and service sales. Elfa gross margin increased 310 basis points primarily due to lower direct material costs, favorable customer and product sales mix and production efficiencies.
●	Consolidated SG&A decreased by 3.1% to $426.8 million from $440.4 million in fiscal 2019. SG&A as a percentage of net sales decreased 500 basis points. The decrease was primarily due to reduced spending in payroll and marketing, combined with leverage on occupancy costs due to higher sales in fiscal 2020.
●	Stock-based compensation increased to $7.8 million in fiscal 2020 from $3.1 million in fiscal 2019. The increase was primarily due to liability accounting for a portion of performance awards that were significantly impacted by increases in our stock price during fiscal 2020 combined with the acceleration of expense for awards made to certain executives under employment agreements whose service periods expired in the fourth quarter of fiscal 2020. The increase was also impacted by fiscal 2020 performance awards that were achieved at the maximum level.
●	Pre-opening costs declined to $1.0 million in fiscal 2020 from $8.2 million in fiscal 2019 primarily due to $7.2 million of net costs associated with the opening of the second distribution center in fiscal 2019. The Company opened one new store in fiscal 2020 as compared to opening two new stores, including one relocation, in fiscal 2019.
●	Other expenses increased to $1.1 million in fiscal 2020 due to severance costs associated with the reduction in workforce as a result of the COVID-19 pandemic, as compared to $0.4 million for charges primarily related to the closure of Elfa France operations in fiscal 2019.

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

●	Consolidated net interest expense decreased 19.8% to $17.3 million in fiscal 2020 from $21.5 million in fiscal 2019. The decrease is primarily due to lower interest rates combined with a lower principal balance on the Senior Secured Term Loan Facility. In the third quarter of fiscal 2020, the Company amended its Senior Secured Term Loan Facility and incurred a loss on extinguishment of debt of $0.9 million.
●	The effective tax rate was 27.9% in fiscal 2020, as compared to 31.7% in fiscal 2019. The decrease in the effective tax rate is primarily due to the impact of discrete items on higher pre-tax income in fiscal 2020.
●	Net income increased 302.3% to $58.3 million in fiscal 2020 compared to $14.5 million in fiscal 2019. EPS in fiscal 2020 was $1.17 compared to $0.30 in fiscal 2019. Adjusted net income* was $61.8 million, or $1.24 per diluted share, in fiscal 2020 compared to adjusted net income* of $14.8 million, or $0.30 per diluted share in fiscal 2019.
●	Adjusted EBITDA* increased 65.7% to $150.5 million in fiscal 2020 compared to $90.8 million in fiscal 2019.

53rd Week Impact

The Company’s fiscal fourth quarter consolidated sales of $314.7 million, Adjusted EBITDA* of $59.5 million, EPS of $0.69, and Adjusted EPS* of $0.71 is inclusive of the benefit from the 53rd week, which contributed approximately $17.7 million to consolidated sales, approximately $5.3 million to Adjusted EBITDA*, and approximately $0.07 to EPS and Adjusted EPS* in the fiscal fourth quarter.

Outlook

The Company currently expects first quarter of fiscal 2021 consolidated sales growth of approximately 50% as compared to the first quarter of fiscal 2020. EPS for the first quarter of fiscal 2021 is expected to be approximately $0.08, or $0.09 on an adjusted* basis.

Balance sheet and liquidity highlights:

(In thousands)	April 3, 2021	March 28, 2020
Cash	$17,687	$67,755
Total debt, net of deferred financing costs	$165,984	$333,487
Liquidity (1)	$126,771	$96,421
Free cash flow (2)	$121,111	$(2,871)

(1)	Cash plus availability on revolving credit facilities.
(2)	See Reconciliation of GAAP to Non-GAAP Financial Measures table.

Conference Call Information

A conference call to discuss fourth quarter fiscal 2020 financial results is scheduled for today, May 18, 2021, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.containerstore.com.

A taped replay of the conference call will be available within two hours of the conclusion of the call and can be accessed both online and by dialing (844) 512-2921 (international callers please dial (412) 317-6671). The pin number to access the telephone replay is 13718355. The replay will be available until June 18, 2021.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be

* See Reconciliation of GAAP to Non-GAAP Financial Measures table.

considered forward-looking statements, including statements regarding our future opportunities; our goals, strategies, priorities and initiatives; sales trends and momentum; and our anticipated financial performance.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: the COVID-19 pandemic and the associated impact on our business, results of operations and financial condition; our ability to continue to lease space on favorable terms; costs and risks relating to new store openings; quarterly and seasonal fluctuations in our operating results; cost increases that are beyond our control; our inability to protect our brand; our failure or inability to protect our intellectual property rights; overall decline in the health of the economy, consumer spending, and the housing market; our inability to source and market new products to meet consumer preferences; failure to successfully anticipate consumer preferences and demand; competition from other stores and internet-based competition; vendors may sell similar or identical products to our competitors; our and our vendors’ vulnerability to natural disasters and other unexpected events; disruptions at our Elfa manufacturing facilities; deterioration or change in vendor relationships or events that adversely affect our vendors or their ability to obtain financing for their operations, including COVID-19; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws; risks relating to operating two distribution centers; our dependence on foreign imports for our merchandise; our reliance upon independent third party transportation providers; our inability to effectively manage our online sales; effects of a security breach or cyber-attack of our website or information technology systems, including relating to our use of third-party web service providers; damage to, or interruptions in, our information systems as a result of external factors, working from home arrangements, staffing shortages and difficulties in updating our existing software or developing or implementing new software; our indebtedness may restrict our current and future operations, and we may not be able to refinance our debt on favorable terms, or at all; fluctuations in currency exchange rates; our inability to maintain sufficient levels of cash flow to meet growth expectations; our fixed lease obligations; disruptions in the global financial markets leading to difficulty in borrowing sufficient amounts of capital to finance the carrying costs of inventory to pay for capital expenditures and operating costs; changes to global markets and inability to predict future interest expenses; our reliance on key executive management; our inability to find, train and retain key personnel; labor relations difficulties; increases in health care costs and labor costs; violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery and anti-kickback laws; impairment charges and effects of changes in estimates or projections used to assess the fair value of our assets; effects of tax reform and other tax fluctuations; and significant fluctuations in the price of our common stock; substantial future sales of our common stock, or the perception that such sales may occur, which could depress the price of our common stock; risks related to being a public company; our performance meeting guidance provided to the public; anti-takeover provisions in our governing documents, which could delay or prevent a change in control; and our failure to establish and maintain effective internal controls.

These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission, (the “SEC”) on June 17, 2020 and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

About The Container Store

The Container Store Group, Inc. (NYSE: TCS) is the nation’s leading retailer of storage and organization products and solutions – a concept they originated in 1978. Today, with locations nationwide, the retailer offers more than 11,000 products designed to help customers accomplish projects, maximize their space and make the most of their home. The Container Store also offers a full suite of custom closets designed to accommodate all sizes, styles and budgets.

Visit www.containerstore.com for more information about store locations, the product collection and services offered. Visit www.containerstore.com/blog for inspiration, tips and real solutions to everyday organization challenges, and www.whatwestandfor.com to learn more about the company’s unique culture.

The Container Store Group, Inc.

Consolidated statements of operations

	Fiscal Quarter Ended		Fiscal Year Ended
(In thousands, except share and per share amounts)	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
	(unaudited)		(unaudited)
Net sales	$314,683	$241,344	$990,088	$915,953
Cost of sales (excluding depreciation and amortization)	127,990	98,855	419,611	382,488
Gross profit	186,693	142,489	570,477	533,465
Selling, general, and administrative expenses (excluding depreciation and amortization)	123,437	106,081	426,765	440,362
Stock-based compensation	2,837	535	7,823	3,110
Pre-opening costs	915	2,249	1,026	8,237
Depreciation and amortization	8,461	10,501	34,731	38,638
Other expenses	23	2	1,112	377
Loss (gain) on disposal of assets	4	10	16	(2)
Income from operations	51,016	23,111	99,004	42,743
Interest expense, net	3,728	5,296	17,268	21,541
Loss on extinguishment of debt	—	—	893	—
Income before taxes	47,288	17,815	80,843	21,202
Provision for income taxes	12,204	5,287	22,560	6,715
Net income	$35,084	$12,528	$58,283	$14,487

Net income per common share — basic	$0.72	$0.26	$1.20	$0.30
Net income per common share — diluted	$0.69	$0.26	$1.17	$0.30

Weighted-average common shares — basic	48,667,689	48,316,559	48,537,883	48,819,783
Weighted-average common shares — diluted	50,537,033	48,397,919	49,712,637	48,964,564

The Container Store Group, Inc.

Consolidated balance sheets

	April 3,	March 28,
(In thousands)	2021	2020
Assets	(unaudited)
Current assets:
Cash	$17,687	$67,755
Accounts receivable, net	28,949	24,721
Inventory	130,619	124,207
Prepaid expenses	11,429	8,852
Income taxes receivable	93	4,724
Other current assets	14,547	11,907
Total current assets	203,324	242,166
Noncurrent assets:
Property and equipment, net	131,884	147,540
Noncurrent operating lease right-of-use assets	307,147	347,170
Goodwill	202,815	202,815
Trade names	227,669	222,769
Deferred financing costs, net	255	170
Noncurrent deferred tax assets, net	2,305	2,311
Other assets	3,070	1,873
Total noncurrent assets	875,145	924,648
Total assets	$1,078,469	$1,166,814

The Container Store Group, Inc.

Consolidated balance sheets (continued)

	April 3,	March 28,
(In thousands, except share and per share amounts)	2021	2020
Liabilities and shareholders’ equity	(unaudited)
Current liabilities:
Accounts payable	$68,546	$53,647
Accrued liabilities	86,551	66,046
Current borrowings on revolving lines of credit	—	9,050
Current portion of long-term debt	2,166	6,952
Current operating lease liabilities	50,847	62,476
Income taxes payable	6,803	—
Total current liabilities	214,913	198,171
Noncurrent liabilities:
Long-term debt	163,818	317,485
Noncurrent operating lease liabilities	285,022	317,284
Noncurrent deferred tax liabilities, net	48,923	50,178
Other long-term liabilities	12,124	11,988
Total noncurrent liabilities	509,887	696,935
Total liabilities	724,800	895,106
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.01 par value, 250,000,000 shares authorized; 48,838,261 shares issued at April 3, 2021 and 48,316,559 shares issued at March 28, 2020	488	483
Additional paid-in capital	873,048	866,667
Accumulated other comprehensive loss	(19,003)	(36,295)
Retained deficit	(500,864)	(559,147)
Total shareholders’ equity	353,669	271,708
Total liabilities and shareholders’ equity	$1,078,469	$1,166,814

The Container Store Group, Inc.

Consolidated statements of cash flows

	Fiscal Year Ended
	April 3,	March 28,
(In thousands)	2021	2020
	(unaudited)
Operating activities
Net income	$58,283	$14,487
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,731	38,638
Stock-based compensation	7,823	3,110
Loss (gain) on disposal of assets	16	(2)
Loss on extinguishment of debt	893	—
Deferred tax benefit	(4,740)	148
Non-cash interest	1,870	1,862
Other	161	316
Changes in operating assets and liabilities:
Accounts receivable	(1,497)	(1,002)
Inventory	(2,403)	(17,293)
Prepaid expenses and other assets	(2,193)	1,089
Accounts payable and accrued liabilities	35,203	(3,531)
Net change in lease assets and liabilities	(4,118)	49
Income taxes	11,346	(6,876)
Other noncurrent liabilities	2,912	(247)
Net cash provided by operating activities	138,287	30,748

Investing activities
Additions to property and equipment	(17,176)	(33,619)
Proceeds from sale of property and equipment	65	17
Net cash used in investing activities	(17,111)	(33,602)

Financing activities
Borrowings on revolving lines of credit	56,132	63,603
Payments on revolving lines of credit	(66,227)	(59,585)
Borrowings on long-term debt	200,000	115,000
Payments on long-term debt	(355,954)	(54,251)
Payment of debt issuance costs	(5,579)	—
Payment of taxes with shares withheld upon restricted stock vesting	(931)	(373)
Proceeds from the exercise of stock options	496	—
Net cash (used in) provided by financing activities	(172,063)	64,394

Effect of exchange rate changes on cash	819	(1,149)

Net (decrease) increase in cash	(50,068)	60,391
Cash at beginning of fiscal period	67,755	7,364
Cash at end of fiscal period	$17,687	$67,755

Note Regarding Non-GAAP Information

This press release includes financial measures that are not calculated in accordance with GAAP, including adjusted net income, adjusted net income per common share - diluted, Adjusted EBITDA, and free cash flow. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in a table accompanying this release. These non-GAAP measures should not be considered as alternatives to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures are key metrics used by management, the Company’s board of directors, and Leonard Green and Partners, L.P., to assess its financial performance.

The Company presents adjusted net income, adjusted net income per common share - diluted, and Adjusted EBITDA because it believes they assist investors in comparing the Company’s performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance and because the Company believes it is useful for investors to see the measures that management uses to evaluate the Company. These non-GAAP measures are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. In evaluating these non-GAAP measures, you should be aware that in the future the Company will incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of these non-GAAP measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using non-GAAP measures supplementally. These non-GAAP measures are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

The Company defines adjusted net income as net income before restructuring charges, charges related to the impact of COVID-19 on business operations, credits pursuant to the Coronavirus Aid, Relief and Economic Security (“CARES”) Act, severance charges associated with COVID-19, charges related to an Elfa manufacturing facility closure, charges related to the closure of Elfa France operations, impairment charges related to intangible assets, loss on extinguishment of debt, certain (gains) losses on disposal of assets, certain management transition costs incurred and benefits realized, charges incurred as part of the implementation of our optimization plan, and the tax impact of these adjustments and other unusual or infrequent tax items. We define adjusted net income per common share - diluted as adjusted net income divided by the diluted weighted average common shares outstanding. We use adjusted net income and adjusted net income per common share - diluted to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. We present adjusted net income and adjusted net income per common share - diluted because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company.

The Company defines EBITDA as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is calculated in accordance with its credit facilities and is one of the components for performance evaluation under its executive compensation programs. Adjusted EBITDA reflects further adjustments to EBITDA to eliminate the impact of certain items, including certain non-cash and other items that the Company does not consider in its evaluation of ongoing operating performance from period to period as discussed further below. The Company uses Adjusted EBITDA in connection with covenant compliance and executive performance evaluations, and to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies, to make budgeting decisions and to compare its performance against that of other peer companies using similar measures. The Company believes it is useful for investors to see the measures that management uses to evaluate the Company, its executives and its covenant compliance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry.

The Company presents free cash flow, which the Company defines as net cash provided by operating activities in a period minus payments for property and equipment made in that period, because it believes it is a useful indicator of the Company’s overall liquidity, as the amount of free cash flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. Accordingly, we believe that free cash flow provides useful information to investors in understanding and evaluating our liquidity in the same manner as management. Our definition of free cash flow is limited in that it does not solely represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. Although other companies report their free cash flow, numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by our management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.

Additionally, this press release refers to the change in Elfa third-party net sales after the conversion of Elfa’s net sales from Swedish krona to U.S. dollars using the prior year’s conversion rate, which is a financial measure not calculated in accordance with GAAP. The Company believes the disclosure of the change in Elfa third-party net sales without the effects of currency exchange rate fluctuations helps investors understand the Company’s underlying performance.

The Container Store Group, Inc. Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except share and per share amounts)
(unaudited)

The table below reconciles the non-GAAP financial measures of adjusted net income and adjusted net income per common share - diluted with the most directly comparable GAAP financial measures of GAAP net income and GAAP net income per common share - diluted.

	Fiscal		Fiscal		Fiscal
	Quarter Ended		Year Ended		Outlook
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020	Q1'2021
Numerator:
Net income	$35,084	$12,528	$58,283	$14,487	$4,000
Management transition costs (a)	—	—	1,200	—	150
Loss on extinguishment of debt (b)	—	—	893	—	—
Elfa France closure (c)	—	—	—	402	—
Employee retention credit (d)	—	—	(1,028)	—	—
COVID-19 costs (e)	403	—	2,266	—	550
Severance (f)	23	—	1,111	—
Taxes (g)	168	—	(935)	(112)	(200)
Adjusted net income	$35,678	$12,528	$61,790	$14,777	$4,500

Denominator:
Weighted-average common shares outstanding — diluted	50,537,033	48,397,919	49,712,637	48,964,564	51,000,000

Net income per common share — diluted	$0.69	$0.26	$1.17	$0.30	$0.08
Adjusted net income per common share — diluted	$0.71	$0.26	$1.24	$0.30	$0.09

(a)	Costs related to the transition of key executives including signing bonus and relocation expenses recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(b)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.

(c)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.

(d)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.

(e)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in fiscal 2020, all of which are recorded as selling, general and administrative expenses which we do not consider in our evaluation of ongoing performance.

(f)	Includes costs primarily incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020, which we do not consider in our evaluation of ongoing performance.

(g)	Tax impact of adjustments to net income that are considered to be unusual or infrequent tax items, all of which we do not consider in our evaluation of ongoing performance.

The table below reconciles the non-GAAP financial measure Adjusted EBITDA with the most directly comparable GAAP financial measure of GAAP net income.

	Fiscal Quarter Ended		Fiscal Year Ended
	April 3, 2021	March 28, 2020	April 3, 2021	March 28, 2020
Net income	$35,084	$12,528	$58,283	$14,487
Depreciation and amortization	8,461	10,501	34,731	38,638
Interest expense, net	3,728	5,296	17,268	21,541
Income tax provision	12,204	5,287	22,560	6,715
EBITDA	$59,477	$33,612	$132,842	$81,381
Pre-opening costs (a)	915	2,249	1,026	8,237
Non-cash lease expense (b)	(4,164)	(637)	4,147	(2,169)
Stock-based compensation (c)	2,837	535	7,823	3,110
Management transition costs (d)	—	—	1,200	—
Loss on extinguishment of debt (e)	—	—	893	—
Foreign exchange (gains) losses (f)	(2)	(69)	200	(167)
Elfa France closure (g)	—	—	—	402
Employee retention credit (h)	—	—	(1,028)	—
COVID-19 costs (i)	403	—	2,266	—
Severance and other costs (credits) (j)	66	5	1,154	(23)
Adjusted EBITDA	$59,532	$35,695	$150,523	$90,771

(a)	Non-capital expenditures associated with opening new stores and relocating stores, and costs associated with opening the second distribution center, including marketing expenses, travel and relocation costs, and training costs. We adjust for these costs to facilitate comparisons of our performance from period to period.
(b)	Reflects the extent to which our annual GAAP operating lease expense has been above or below our cash operating lease payments. The amount varies depending on the average age of our lease portfolio (weighted for size), as our GAAP operating lease expense on younger leases typically exceeds our cash operating lease payments, while our GAAP operating lease expense on older leases is typically less than our cash operating lease payments. Non-cash lease expense increased in fiscal 2020 due to renegotiated terms with landlords due to COVID-19 that resulted in deferral of $11.9 million of certain cash lease payments, of which $4.7 million remains deferred as of April 3, 2021, and the modification of certain lease terms for a substantial portion of our leased properties. In the thirteen and fifty-two weeks ended March 28, 2020, lease expenses associated with the opening of the second distribution center were excluded from Non-cash lease expense and included in Pre-opening costs.
(c)	Non-cash charges related to stock-based compensation programs, which vary from period to period depending on volume and vesting timing of awards. We adjust for these charges to facilitate comparisons from period to period.
(d)	Costs related to the transition of key executives including signing bonus and relocation expenses recorded as selling, general and administrative expenses, which we do not consider in our evaluation of ongoing performance.

(e)	Loss recorded as a result of the Seventh Amendment made to the Senior Secured Term Loan Facility in the third quarter of fiscal 2020, which we do not consider in our evaluation of our ongoing performance.
(f)	Realized foreign exchange transactional gains/losses our management does not consider in our evaluation of our ongoing operations.
(g)	Charges related to the closure of Elfa France operations in the second quarter of fiscal 2019, which we do not consider in our evaluation of ongoing performance.
(h)	Employee retention credit related to the CARES Act recorded in the third quarter of fiscal 2020 as selling, general and administrative expense which we do not consider in our evaluation of ongoing performance.
(i)	Includes incremental costs attributable to the COVID-19 pandemic, which consist of hazard pay for distribution center employees in the first quarter of fiscal 2020 and sanitization costs in fiscal 2020, all of which are recorded as selling, general and administrative expenses which we do not consider in our evaluation of ongoing performance.
(j)	Severance and other credits/costs include amounts our management does not consider in our evaluation of our ongoing operations. The fiscal 2020 amounts include costs primarily incurred in the first and second quarters of fiscal 2020 associated with the reduction in workforce as a result of the COVID-19 pandemic and the related temporary store closures in fiscal 2020.

The table below reconciles the non-GAAP financial measure of free cash flow with the most directly comparable GAAP financial measure of net cash provided by operating activities.

	Fiscal Year Ended
	April 3,	March 28,
	2021	2020
Net cash provided by operating activities	$138,287	$30,748
Less: Additions to property and equipment	(17,176)	(33,619)
Free cash flow	$121,111	$(2,871)